Exhibit 4.86

English Summary

of

CCS Financial Services Framework Agreement

Between

China Communications Services Corporation Limited

and

China Telecom Group Finance Co., Ltd.

China Communications Services Corporation Limited (“CCS”) and China Telecom Group Finance Co., Ltd. (“China Telecom Finance”) entered into the CCS Financial Services Framework Agreement on February 1, 2019.

The key terms and conditions of the CCS Financial Services Framework Agreement are as follows:

Effective Period of the Agreement:

The CCS Financial Services Framework Agreement becomes effective when it is duly signed by the legal representatives or authorised representatives of both parties and affixed with their respective company chops, and shall remain valid commencing from February 1, 2019 until December 31, 2021. Subject to the compliance of relevant laws and regulations and relevant regulatory requirements, both parties will negotiate and agree on the renewal arrangement. The provision of deposit services contemplated under the CCS Financial Services Framework Agreement shall commence upon the approval by the independent shareholders of CCS at the extraordinary general meeting of CCS to be convened, or any adjournment thereof (the “CCS EGM”) is obtained.

Service Scope:

According to the CCS Financial Services Framework Agreement, China Telecom Finance can provide the following financial services to CCS and its subsidiaries (the “CCS Group”):

(i)	financial and financing advice, credit authentication and relevant consulting and agency services;

(ii)	collection and payment of transaction amounts;

(iii)	provision of guarantees;

(iv)	acceptance of bills and discounted bills;

(v)	entrusted loans;

(vi)	internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals among member units;

(vii)	acceptance of money deposit;

(viii)	arrangement of loan and finance lease;

(ix)	approved insurance agency business;

(x)	underwriting services of the CCS Group’s corporate bonds;

(xi)	consumer credits, buyer credits and finance lease of the products of the CCS Group; and

(xii)	other businesses as approved by China Banking and Insurance Regulatory Commission, including its designated institution (the “CBIRC”).

Upon the agreement becoming effective, the above services, except the services numbered (vii), can be provided by China Telecom Finance to the CCS Group immediately in accordance with the business scope as approved by the CBIRC. The deposit services numbered (vii) above shall be provided upon the approval by the independent shareholders of CCS at the CCS EGM is obtained.

Pricing Policy:

(i)	Deposit Services

The deposit interest rates offered by China Telecom Finance to the CCS Group shall comply with the relevant requirements of the People’s Bank of China and be with reference to the deposit benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the deposit interest rates of the same type of deposit services for the same period offered by the major cooperative commercial banks of the CCS Group and are conducted on normal commercial terms or better. The deposit interest rates offered shall be equivalent to or higher than those offered by the major cooperative commercial banks of the CCS Group. Under the same conditions, the interest rates and terms for the deposit services offered by China Telecom Finance to the CCS Group shall be the same as those interest rates and terms of the same type of deposit services for the same period offered by China Telecom Finance to other member units.

(ii)	Loan Services

The loan interest rates offered by China Telecom Finance to the CCS Group shall comply with the relevant requirements of the People’s Bank of China and be with reference to the loan benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the loan interest rates of the same type of loan services for the same period offered by the major cooperative commercial banks of the CCS Group and are conducted on normal commercial terms or better. The loan interest rates offered shall be equivalent to or lower than those offered by the major cooperative commercial banks of the CCS Group. Under the same conditions, the interest rates and terms for the loan services offered by China Telecom Finance to the CCS Group shall be the same as those interest rates and terms of the same type of loan services for the same period offered by China Telecom Finance to other member units.

The above loan services provided by China Telecom Finance to the CCS Group do not require the CCS Group to pledge any security over its assets or make other arrangements for the loan services as guarantee.

(iii)	Other Financial Services

China Telecom Finance will provide other financial services (other than deposit and loan services) including financial and financing advice, credit authentication, guarantees, acceptance of bills and discounted bills, internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals to the CCS Group under the CCS Financial Services Framework Agreement.

The fees charged for other financial services to be provided by China Telecom Finance to the CCS Group mentioned above shall comply with the fees standard promulgated by regulatory departments including the People’s Bank of China or the CBIRC (if applicable), and be with reference to the handling fees standard for the same type of other financial services charged by the major cooperative commercial banks of the CCS Group and are conducted on normal commercial terms or better. The handling fees standard shall be equivalent to or lower than those charged by the major cooperative commercial banks of the CCS Group. Under the same conditions, the fees standard charged to the CCS Group by China Telecom Finance shall be the same as those fees standard for the same type of other financial services charged by China Telecom Finance to other member units.

For the respective specific transactions under the CCS Financial Services Framework Agreement entered into between CCS and China Telecom Finance, provided that it is in compliance with the terms and conditions of the CCS Financial Services Framework Agreement, China Telecom Finance was appointed as one of the financial institutions providing financial services to the CCS Group. Prior to the signing of any specific agreement with China Telecom Finance in respect of respective transactions under the CCS Financial Services Framework Agreement, the CCS Group will compare the interest rates and terms or fees charged and other relevant transactions terms offered by China Telecom Finance with those interest rates and terms of the same type of deposit or loan services for the same period or fees charged and other relevant transaction terms for the same type of financial services offered by the major cooperative commercial banks of the CCS Group. Only when the interest rates and terms or fees charged or other relevant transactions terms offered by China Telecom Finance are equivalent to or better than those interest rates and terms offered or fees charged or other relevant transactions terms (e.g. transaction approval terms, procedures or time limit, etc) offered by the major cooperative commercial banks of the CCS Group, the CCS Group has the discretion to enter into the transactions with China Telecom Finance. Under the circumstances which the CCS Group considers appropriate, the CCS Group may engage additional or other financial institutions other than China Telecom Finance to provide financial services.

Governing Law

This agreement shall be governed by and construed in accordance with PRC laws.